Exhibit 10.1

September 29, 2022

Lynn Blake
9728 Laforet Drive Eden Prairie, MN 55347

Re: Employment Terms

Dear Lynn:

We are pleased to offer you employment with Nuwellis, Inc., a Delaware corporation (the “Company”, “Nuwellis”, “we”, “us” or “our”). The terms of your offer of employment with the Company are as follows:

Your initial position with us will be as Chief Financial Officer (CFO) of the Company, reporting to the President and CEO of the Company. This is a position exempt from overtime requirements on the basis of Minnesota Statute, Chapter 177. Your annualized salary will be three hundred twenty-five thousand dollars ($325,000.00), paid in semi-monthly installments of $13,541.67. The regularly scheduled paydays are the 15th and last day of each month in accordance with our normal payroll procedures. The number of days in the pay period varies from 13 to 16 depending on the month.

In addition, you will be eligible to earn an annual performance bonus up to 45% of your effective annual base salary for the applicable bonus year based upon your performance and the Company’s performance, subject to payroll deductions and all required withholdings (the “Performance Bonus”). You must be an employee in good standing on the Performance Bonus payment date to earn and be eligible to receive a Performance Bonus. The Company’s Board of Directors (the “Board”) (or the Compensation Committee of the Board) will determine whether you have earned the Performance Bonus and the amount of any Performance Bonus based upon achievement of milestones which shall be determined in sole discretion of the Board (or the Compensation Committee of the Board). Your annual base salary amount shall be subject to review and may be adjusted based upon the Company’s normal performance review practices.

As a material inducement for your acceptance of employment with the Company, subject to the terms of the Nuwellis, Inc. 2021 Inducement Plan (as such plan may be amended, modified or replaced, the “Plan”) and the form of stock option agreement issued thereunder, following approval by the Board after the Effective Date, the Company will issue you a “nonstatutory stock option,” which is not intended to satisfy the requirements of an “incentive stock option” as described in Section 422 of the Internal Revenue Code of 1986, as amended (the “Initial Option Award”) to purchase a number of shares of the Company’s common stock equal to one percent (1%) of the Deemed Outstanding Shares (the “Initial Shares”) determined at the date of the issuance of the Initial Option Award (the “Option Grant Date”). The Initial Option Award shall include the following additional terms: (1) the exercise price per share for the Initial Shares shall equal the fair market value of the Company’s common stock on the date of the grant of the Initial Option Award; and (2) subject to your continued employment with the Company and the terms and conditions of the Plan, twenty-five percent (25%) of the Initial Shares shall vest and become exercisable on the one (1) year anniversary of the option grant date and the balance of the Initial Shares subject to the Initial Option Award shall vest and become exercisable in equal monthly installments on the last day of each month over the next thirty-six (36) months; and (3) upon the occurrence of a Change in Control (as defined in the Plan) all of the Initial Shares subject to the Initial Option Award shall fully vest and become exercisable immediately prior to the effectiveness of such Change in Control, subject to your continued employment with the Company as of each such date and as further provided in the terms and conditions of this Agreement, the Initial Option Award and the Plan. For the purposes of this letter agreement: “Deemed Outstanding Shares” shall mean as of each such date of determination the sum of the following: (x) all of the issued outstanding shares of the Company’s common stock; and (y) all issued and outstanding shares of the Company’s preferred stock calculated on an as-converted to shares of the Company’s common stock basis (excluding any shares of the Company’s preferred stock that are issued or issuable in connection with any rights plan or rights agreement implemented by the Company).

It is the Company’s philosophy and practice to regularly assess whether management of the Company is adequately incentivized on at least an annual basis. It is our intention during the course of your employment to regularly review on not less than annual basis your equity position with the company and to make awards based on the Company’s existing capitalization at that time. As part of such assessment, the Company intends to make any necessary awards to ensure such incentive as it relates to your equity position as determined and approved by the CEO and the Board.

During your employment, you will be eligible to participate in the employee stock options program, benefit programs and arrangements that we make available to our employees, including contributory and non-contributory welfare and benefit plans. You will be eligible for an annual accrual of 152 hours of Personal Time Off which will be earned/accrued on a semi-monthly basis. You may also participate in the Company’s 401(k) Plan.

Your job duties, title, responsibility and reporting level, compensation and benefits, as well as personnel policies and procedures, are subject to change.

Your employment is effective October 24, 2022 or other mutually agreed upon date. Based on this start date, the first payment of wages earned will be on October 31, 2022. By signing this letter agreement, you acknowledge and agree that your employment with the Company is “at will,” meaning that either you or the Company are entitled to terminate your employment at any time for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and a duly authorized officer of the Company.

This offer of employment is contingent upon the satisfactory completion of a drug screen, background check/consumer report, which may include verification of job required licensure, and the truthfulness of the information presented in your job application, résumé, and interview, as well as you providing us with proof of your eligibility to work in the United States within three (3) days of your start date. Also, you are required as a condition to your employment with the Company to: (1) sign the Company’s standard Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement attached hereto as EXHIBIT A, and (2) read the attached Nuwellis Code of Business Conduct and Ethics.

By your execution of this letter agreement, you hereby represent and warrant to the Company that your performance of all of the terms of this letter agreement and engagement of you as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you from any of your former employers or other third party to whom you have an obligation of confidentiality and that your engagement as an employee of the Company does not and will not violate the terms of any covenant not to compete between you and any other such person or entity. You further hereby agree to not disclose to the Company or use in performing services for the Company any confidential or proprietary information belonging to any of your former employers or other third party to whom you have an obligation of confidentiality. By your execution of this letter agreement, you additionally hereby represent and warrant to the Company that you can perform and render services to the Company and serve as an employee of the Company without disclosing or using in the performance of such services for the Company any confidential or proprietary information belonging to any of your former employers or other third party to whom you have an obligation of confidentiality. By execution of this letter agreement, you hereby agree that you will not bring onto premises of the Company or use in your work for the Company any unpublished documents or property (including but not limited to proprietary information) belonging to any of your former employers or other third party that you are not authorized to use or disclose. By execution of this letter agreement, you hereby represent that you are able to perform your job duties within these guidelines.

This letter agreement and its attachments contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

Nuwellis complies with all mandated payroll deductions such as federal and state income taxes, social security taxes and any other deductions required by law. In addition, we comply with any deductions required by court order such as wage garnishments or child support orders. Employee benefit deductions may also be made for group health, dental, vision, retirement savings, HSA/FSA accounts and other benefits elected by the employee.

This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to its principles of conflicts of laws. By signing this Agreement, you irrevocably submit to the exclusive jurisdiction of the courts of the State of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. By signing this Agreement, you also waive any right to request a trial by jury in any litigation with respect to this letter agreement and represent that counsel has been consulted specifically as to this waiver. Please notify Human Resources if you require this document in another language.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and the enclosed Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement and returning them to me by September 30, 2022.

Sincerely,

/s/ Sandra Eayrs

Sandra Eayrs
Chief Human Resources Officer

ACKNOWLEDGEMENT AND ACCEPTANCE

I have read and accept the employment offer as set forth in this Agreement. By signing this Agreement, I represent and warrant to the Company that I am under no contractual commitments inconsistent with my obligations to the Company. I hereby acknowledge that I have received and read the Company’s Code of Business Conduct and Ethics, and that I understand the Code and its application to my performance of services to the Company.

/s/ Lynn Blake	September 30, 2022
Lynn Blake	Date